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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant /x/                             / /     Confidential, for Use of the
Filed by a party other than the registrant / /                  Commission Only (as permitted
Check the appropriate box:                                      by Rule 14a-6(e)(2)

/ /     Preliminary proxy statement
/ /     Definitive proxy statement
/ /     Definitive additional materials
/x/     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CALIFORNIA JOCKEY CLUB
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/ /     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
/x/     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1/

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(4)     Proposed maximum aggregate value of transaction:

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(5)     Total fee paid:

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/x/     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

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(2)     Form, schedule or registration statement no.:

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(3)     Filing party:

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(4)     Date filed:

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1.      Set forth the amount on which the filing fee is calculated and state how it was determined.

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                       [CALIFORNIA JOCKEY CLUB LETTERHEAD]

Dear Fellow California Jockey Club Stockholder:

     I'm sending this letter on behalf of the California Jockey Club's nominees for election to the Board of Directors at the August 30, 1996 meeting of stockholders. The nominees are: Kjell Qvale, James Harris, James Conn and Brian Herrera. All of these nominees are currently directors of the Company.

     As you may have heard, a dissident group calling itself the California Jockey Club Shareholders Committee has proposed that you replace California Jockey Club's current Board with its own slate of nominees. We believe that if this dissident group's slate wins, you and the other California Jockey Club stockholders will be the losers and the value of your investment in California Jockey Club may be significantly diminished.

     ONCE YOU HAVE REVIEWED THE FACTS, YOU WILL AGREE THAT OUR PLAN WILL BOTH ENHANCE STOCKHOLDER VALUE AND MAKE IT POSSIBLE FOR HORSE RACING TO CONTINUE AT BAY MEADOWS.

                       CHALLENGES CONFRONTING BAY MEADOWS

     It is no secret that, in recent years, race track operators across the country have been confronted with decreasing revenues resulting from a steady decline in daily on-track attendance and an increase in competition from other gaming and leisure attractions. Bay Meadows is no exception. Over the years, daily average on-track attendance has declined to almost half of what it was 15 years ago. During the Spring 1996 meet, average daily on-track attendance was the lowest in Bay Meadow's history.

     In addition, the 60-year old barn area at Bay Meadows is in need of extensive and expensive replacement or repair. Jack Liebau, chief executive of Bay Meadows Operating Co., said at the 1995 annual stockholders' meeting:

     "The Bay Meadows stable area is in need of replacement. And the replacement of the existing 1,500 stalls would cost somewhere in the neighborhood of $12 million to $15 million."

     Bay Meadows Operating Company does not have the funds to replace these facilities. We believe the California Jockey Club cannot fund replacement based on current operations without drastically reducing or eliminating dividends for a substantial period of time.

                                  OUR SOLUTION

     It was with this in mind that the California Jockey Club entered into two contracts for the sale of an aggregate of 73 acres of the 178 acres of land at Bay Meadows (including a 33-acre parcel where the barns are now situated). Gross proceeds to California Jockey Club are approximately $52 million.

     AS A RESULT OF THESE SALES, WE EXPECT TO DIVERSIFY CALIFORNIA JOCKEY CLUB'S REAL ESTATE PORTFOLIO TO SIGNIFICANTLY INCREASE REVENUES, PROFITS AND STOCKHOLDER VALUE, AS WELL AS TO GENERATE THE ADDITIONAL FUNDS FOR THE STABLING AND TRAINING FACILITIES BAY MEADOWS NEEDS.

     The dissident group now calls these transactions "land speculation." At the 1995 annual stockholders' meeting, however, John Harris, chairman of the Bay Meadows Operating Company and a dissident group nominee said:

    "I'd like to commend Cal Jockey in their approach to managing the real estate assets. I think they've got a very sensible plan to develop some of the property and still maintain the track and the grandstand and the parking here."

     We, as the directors of a majority of the California Jockey Club nominees, are confident that California Jockey Club is receiving a fair price for the parcels. In considering the transactions, we reviewed comparable real estate deals and believe the transactions were the best available options. No other viable offers for the properties materialized, even though it has been well known for several years that California Jockey Club is interested in enhancing stockholder value and developing or selling property.

     The dissident group now also claims these transactions will "jeopardize live racing" at Bay Meadows by using off-site stabling. The fact is that off-track stabling is not only possible, it is a reality. At New York's Aqueduct, for example 77% to 86% of the horses are shipped in to race. Nationwide, 40% to 60% of horses are shipped to tracks on race day, and 40% of horses running at Bay Meadows are already shipped from such places as Pleasanton, Stockton, and Santa Rosa.

     The Board is investigating a number of alternatives for stabling to meet the track's needs, including a proposal by Jack Liebau to lease land, adjacent to Bay Meadows, from the San Mateo Fairgrounds, and construct barns there, as well as the construction of new barns on remaining Bay Meadows property in conjunction with leasing stables and facilities at the Alameda County Fairgrounds in Pleasanton.

                THE DISSIDENT GROUP OFFERS NO VIABLE ALTERNATIVE

     The fact is this dissident group has offered NO viable plan to confront the challenges facing California Jockey Club. The only plan offered in the dissident group's preliminary proxy materials is to "explore the broad options that the California Jockey Club may presently have to declare void, rescind and/or modify the real estate sales contracts."

     We, as a majority of the Board, continue to believe these transactions are in the best interest of California Jockey Club stockholders. But even if we wanted to terminate the sales, we've been advised by California Jockey Club's legal counsel that it would be a breach of California Jockey Club's obligations to cancel the contract for the sale of the parcel where the barns are situated.

     WE BELIEVE THAT THE PROPOSED ACTIONS OF THE DISSIDENT GROUP ARE CLEARLY NOT IN THE BEST INTEREST OF CALIFORNIA JOCKEY CLUB'S STOCKHOLDERS AND THAT THE DISSIDENT GROUP'S BID FOR CONTROL OF CALIFORNIA JOCKEY CLUB SHOULD BE REJECTED.

     WE URGE YOU NOT TO SIGN OR RETURN ANY DOCUMENTS, ESPECIALLY ANY PROXY CARDS, SENT TO YOU BY THE DISSIDENT GROUP OR ITS AGENTS. SOON YOU WILL BE RECEIVING OUR PROXY MATERIALS. PROTECT YOUR STOCKHOLDER VALUE. SUPPORT THE CALIFORNIA JOCKEY CLUB'S NOMINEES.

/s/ Kjell H. Qvale
Kjell H. Qvale
Chairman of the Board

                       CALIFORNIA JOCKEY CLUB'S NOMINEES

                           Kjell Qvale 85,000 shares
                           James Harris 17,012 shares
                            James Conn 95,160 shares
                          Brian Herrera 180,000 shares

                                   **********

                           IF YOU HAVE ANY QUESTIONS
                        OR NEED ASSISTANCE, PLEASE CALL:
                             D.F. King & Co., Inc.
                                  77 Water St.
                               New York, NY 10005
                                 1-800-848-3094